Exhibit 99.1

Investor Contact:
Andrew Blazier, Senior Associate
Sharon Merrill
(617) 542-5300
trr@investorrelations.com

Company Contact:
Thomas W. Bennet, Jr., CFO
(978) 970-5600
tbennet@trcsolutions.com

TRC Announces First-Quarter Fiscal 2017 Financial Results
NSR Up 24% from Q1 Fiscal 2016; Oil & Gas Segment Results Continue to Improve

Lowell, MA, Nov. 3, 2016 - TRC Companies, Inc. (NYSE: TRR), a recognized leader in engineering, environmental consulting and construction-management services to the power, environmental, infrastructure and oil and gas markets, today announced financial results for the fiscal first quarter ended September 30, 2016.

	Three Months Ended
	September 30,	September 25,	$	%
(In millions, except per share data)	2016	2015	Change	Change

GAAP Results
Net service revenue (1)	$124.3	$100.2	$24.1	24%
Acquisition and integration expense	$—	$0.9	$(0.9)	N/A
Depreciation	$1.8	$1.4	$0.4	26%
Amortization	$2.7	$0.8	$1.9	223%
Operating income	$6.0	$7.7	$(1.7)	-22%
Net income applicable to TRC Companies, Inc.	$3.6	$4.5	$(0.9)	-19%
Diluted earnings per common share	$0.12	$0.14	$(0.02)	-14%

Non-GAAP Results
EBITDA	$10.5	$9.9	$0.5	5%
Tax effect of acquisition and integration expenses	$—	$0.4	$(0.4)	N/A
Adjusted operating income (2)	$6.0	$8.6	$(2.6)	-30%
Adjusted EBITDA (2)	$10.5	$10.8	$(0.3)	-3%
Adjusted net income (2)(3)	$3.6	$5.0	$(1.4)	-28%
Adjusted diluted earnings per common share (2)(3)	$0.12	$0.16	$(0.04)	-25%

(1)	The Company believes net service revenue (NSR) best reflects the value of services provided and is the most meaningful indicator of revenue performance.

(2)	Excludes acquisition and integration expenses of $0.9 million for the three months ended September 25, 2015.

(3)	Excludes acquisition related expense in note 2, net of an income tax benefit of $0.4 million for the three and nine months ended September 25, 2015.

“In the first quarter of fiscal 2017, NSR was $124 million, up 24% from $100 million in the same period of fiscal 2016. The increase was primarily driven by our Oil & Gas segment, which we acquired during the second quarter of fiscal 2016, as well as by large projects in our Power and Infrastructure segments,” said Chris Vincze, Chairman and Chief Executive Officer. “Operating income was $6 million, $1.7 million lower than the $7.7 million reported in the prior-year period, while net income was $3.6 million, down $0.9 million, primarily due to a $1.9 million increase in amortization expense. EBITDA increased to $10.5 million, up $0.5 million, or 5% from the prior-year period. Our Days Sales Outstanding, or DSO, of 84 days was an improvement of six days from the 90-day result in the year-ago quarter.”

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Comments on Segment Results
“In our Power segment, NSR increased 8% and segment profit rose 9%, compared with the first quarter of fiscal 2016,” Vincze said. “The increases were primarily driven by several large capital projects, including a significant program management project in California. Environmental segment NSR and segment profit declined 5% and 9%, respectively, primarily as a result of a decrease in demand from our oil and gas clients, continuing the trend of recent quarters. In our Infrastructure segment, ongoing transportation-related spending by our clients drove a 23% increase in NSR and a 49% increase in segment profit year-over-year.

“Our Oil & Gas segment generated much improved results, despite continued uncertainty in this market. NSR of $21.3 million increased from $20.8 million in the fourth quarter of fiscal 2016. Segment profit was $1.4 million, up from a segment loss in the fourth quarter,” Vincze said. “The improvement in bottom-line performance is primarily related to higher productivity and the significant cost improvements we made in previous quarters to align our platform to current revenue streams.”

Business Outlook
“We are encouraged by the long-term prospects in each of our segments,” Vincze said. “In our Power segment, demand from our utility clients, our current expansion in California and the ongoing shift toward program management work are driving revenue growth. We are working on significant state and public-private partnership projects that should fuel Infrastructure results in the near term. The capital spend slowdown in oil and gas continues to weigh on our Environmental segment. However, this should be partially offset by demand for services related to construction, transaction support, the retirement of coal plants and renewable energy. Our Oil & Gas segment appears to be stabilizing, and we expect to see a number of capital projects going forward. In particular, we see an increased level of activity and interest in our pipeline integrity-related services.”

Conference Call Information / Reconciliation of Non-GAAP Metrics
TRC will webcast its financial results conference call today, Nov. 3, 2016 at 9 a.m. ET. To listen to the live webcast and access the accompanying presentation slides, visit the “Investor Center” section of TRC’s website at www.TRCsolutions.com. Those slides also contain a reconciliation of non-GAAP metrics utilized in this press release to GAAP metrics. The call also may be accessed by dialing (877) 407-5790 or (201) 689-8328. A webcast replay will be available on the Company’s website for approximately one year.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Exhibit 99.1

About TRC
A pioneer in groundbreaking scientific and engineering developments since the 1960s, TRC is a national engineering, environmental consulting and construction management firm that provides integrated services to the power, environmental, infrastructure and oil and gas markets. TRC serves a broad range of commercial, industrial and government clients, implementing complex projects from initial concept to delivery and operation. TRC delivers results that enable clients to achieve success in a complex and changing world. For more information and updates from the Company, visit TRC's website at www.TRCsolutions.com and follow TRC on Twitter and StockTwits at @TRC_Companies and on LinkedIn.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "may," "expects," "plans," "anticipates," "believes," "estimates," or other words of similar import. You should consider statements that contain these words carefully because they discuss TRC’s future expectations, contain projections of the Company’s future results of operations or of its financial condition, or state other "forward-looking" information. TRC believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that the Company is not able to accurately predict or control and that may cause its actual results to differ materially from the expectations described in its forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, circumstances which could create large cash outflows, such as contract losses, litigation, uncollectible receivables and income tax assessments; regulatory uncertainty; the availability of funding for government projects; the level of demand for TRC’s services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; the availability and adequacy of insurance; capital availability and project investment by TRC’s clients; and general political or economic conditions. Furthermore, market trends are subject to changes, which could adversely affect future results. See the risk factors and additional discussion in TRC’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, and other factors included from time to time in the Company’s other filings with the Securities and Exchange Commission.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

TRC Companies, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30, 2016	September 25, 2015
Gross revenue	$180,851	$135,459
Less subcontractor costs and other direct reimbursable charges	56,546	35,296
Net service revenue	124,305	100,163
Interest income from contractual arrangements	34	15
Insurance recoverables and other income	637	742
Operating costs and expenses:
Cost of services (exclusive of costs shown separately below)	103,676	82,984
General and administrative expenses	10,839	7,121
Acquisition and integration expenses	—	878
Depreciation	1,788	1,424
Amortization	2,716	840
Total operating costs and expenses	119,019	93,247
Operating income	5,957	7,673
Interest income	278	—
Interest expense	(845)	(28)
Income from operations before taxes	5,390	7,645
Income tax provision	(1,731)	(3,157)
Net income	3,659	4,488
Net (income) loss applicable to noncontrolling interest	(20)	4
Net income applicable to TRC Companies, Inc.	$3,639	$4,492

Basic earnings per common share	$0.12	$0.15
Diluted earnings per common share	$0.12	$0.14

Weighted-average common shares outstanding:
Basic	31,149	30,635
Diluted	31,601	31,318

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

TRC Companies, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	September 30, 2016	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$12,681	$18,804
Restricted cash	60	71
Accounts receivable, less allowance for doubtful accounts	168,466	149,280
Insurance recoverable - environmental remediation	50,086	49,934
Restricted investments	5,473	5,959
Income taxes refundable	—	75
Prepaid expenses and other current assets	21,917	24,122
Total current assets	258,683	248,245

Property and equipment	75,193	74,053
Less accumulated depreciation and amortization	(52,922)	(51,593)
Property and equipment, net	22,271	22,460
Goodwill	75,337	75,337
Intangible assets, net	43,253	45,969
Deferred income tax assets	25,851	26,239
Long-term restricted investments	18,150	18,420
Long-term prepaid insurance	22,896	23,425
Other assets	16,575	18,383
Total assets	$483,016	$478,478
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$15,497	$18,339
Accounts payable	39,210	29,311
Accrued compensation and benefits	47,733	48,485
Deferred revenue	13,880	15,363
Environmental remediation liabilities	8,646	8,654
Income taxes payable	902	265
Other accrued liabilities	57,541	58,026
Total current liabilities	183,409	178,443
Non-current liabilities:
Long-term debt, net of current portion	77,253	79,243
Long-term income taxes payable	903	2,204
Deferred revenue	63,933	65,340
Environmental remediation liabilities	408	433
Total liabilities	325,906	325,663
Commitments and contingencies
Equity:
Common stock, $.10 par value; 40,000,000 shares authorized, 31,258,090 and 31,254,608 shares issued and outstanding, respectively, at September 30, 2016, and 31,087,084 and 31,083,602 shares issued and outstanding, respectively, at June 30, 2016	3,126	3,109
Additional paid-in capital	195,802	195,156
Accumulated deficit	(42,259)	(45,898)
Accumulated other comprehensive loss	(98)	(71)
Treasury stock, at cost	(33)	(33)
Total stockholders' equity applicable to TRC Companies, Inc.	156,538	152,263
Noncontrolling interest	572	552
Total equity	157,110	152,815
Total liabilities and equity	$483,016	$478,478

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995